Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series Q – Fixed Rate September 23, 2024	Registration No. 333-260663

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP #69371RT48

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ J.P. Morgan Securities LLC

☒ BNP Paribas Securities Corp.

☒ BofA Securities, Inc.

☒ Mizuho Securities USA LLC

☐ MUFG Securities Americas Inc.

☒ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☒ Other:

BNY Mellon Capital Markets, LLC

ING Financial Markets LLC

SG Americas Securities, LLC

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale
☒ a fixed initial public offering price of 99.794% of the Principal Amount.

Principal Amount: $400,000,000	Original Issue Date: September 26, 2024 (T+3)

Agent’s Discount or Commission: 0.350%	Final Maturity Date: September 26, 2029

Net Proceeds to Company: $397,776,000	Interest Payment Dates: Semi-annually on each March 26 and September 26, commencing March 26, 2025 Record Dates: March 12 and September 12 preceding the applicable Interest Payment Date

Treasury Benchmark: 3.625% due August 31, 2029

Treasury Yield: 3.496%

Reoffer Spread: T+55bps

Reoffer Yield: 4.046%

Interest Rate: 4.000% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form: ☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$80,000,000
BNP Paribas Securities Corp.	Bookrunner	$80,000,000
ING Financial Markets LLC	Bookrunner	$80,000,000
SG Americas Securities, LLC	Bookrunner	$80,000,000
BNY Mellon Capital Markets, LLC	Co-Manager	$20,000,000
BofA Securities, Inc.	Co-Manager	$20,000,000
Mizuho Securities USA LLC	Co-Manager	$20,000,000
RBC Capital Markets, LLC	Co-Manager	$20,000,000
Total		$400,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes before the first business day prior to the original issue date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, J.P. Morgan Securities LLC, BNP Paribas Securities Corp., ING Financial Markets LLC, SG Americas Securities LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, collect at 1-212-834-4533, BNP Paribas Securities Corp., toll-free at 1-800-854-5674, ING Financial Markets LLC, toll-free at 1-877-446-4930, or SG Americas Securities, LLC, toll-free at 1-855-881-2108.